Exhibit 99.1

Contact:
Steven Schwartz, Head of Investor Relations
American Equity Investment Life Holding Company
515-273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
July 11, 2023
American Equity Announces Second Quarter 2023 Total Sales1 of $2 Billion and
Expected Date of Second Quarter 2023 Earnings Results
WEST DES MOINES, Iowa (July 11, 2023) — American Equity Investment Life Holding Company (NYSE: AEL) (“AEL”) today announced that its second-quarter 2023 sales totaled $2 billion, the majority of which were in fixed index annuities. AEL also announced that it will release its second quarter 2023 earnings results after the market closes on Monday, August 7, 2023. The press release and financial supplement will be posted on the American Equity IR website at https://ir.american-equity.com/ at that time.
In light of its definitive agreement whereby Brookfield Reinsurance (NYSE, TSX: BNRE) will acquire all of the outstanding shares of common stock that it does not already own, AEL will not be holding earnings conference calls with investors going forward.
FIA SALES NEARLY DOUBLE FROM PRIOR SEQUENTIAL QUARTER
Second quarter sales were $2 billion, of which 94%, or $1.9 billion, were in fixed index annuities. Total enterprise FIA sales increased 94% compared to the first quarter of 2023 and 141% compared to the second quarter of 2022.
Compared to the first quarter of 2023, FIA sales at American Equity Life in the Independent Marketing Organization (IMO) channel increased 99%, while Eagle Life FIA sales through banks and broker-dealers rose 77%.
Anant Bhalla, AEL’s President and CEO, commented: “This significant increase in sales reflects the value proposition offered by our industry-leading FIA solutions, enhanced by our private asset strategies driving strong new money yields. Each aspect of the AEL flywheel is working seamlessly – a testament to our team’s execution of the AEL 2.0 strategy – creating momentum in annuity origination and ensuring lifelong financial dignity for our policyholders.”
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release, such as driving and will, and their derivative forms and similar words, as well as any projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" AEL describes in its U.S. Securities and Exchange Commission filings and as described in the “Cautionary Notice Regarding Forward-Looking Statements” in AEL’s July 5, 2023 news release. AEL's future results and events could differ, and it has no obligation to correct or update any of these statements.

ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, our policyholders work with over 40,000 independent agents and advisors affiliated with independent market organizations (IMOs), banks and broker-dealers through our wholly-owned operating subsidiaries. Advisors and agents choose one of our leading annuity products best suited for their clients' personal needs to create financial dignity in retirement. To deliver on its promises to policyholders, American Equity has re-framed its investment focus — building a stronger emphasis on insurance liability driven asset allocation and specializing in alternate, private asset management while partnering with world renowned, public fixed income asset managers. American Equity is headquartered in West Des Moines, Iowa with additional offices in Charlotte, NC, New York, NY and Miami, FL. For more information, please visit www.american-equity.com.
1For purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.